EXHIBIT 99.1

HINES ACQUIRES 55 SECOND STREET AND
101 SECOND STREET IN SAN FRANCISCO

Holdings in Firm’s U.S. Core Office Fund Reach Eight

     (HOUSTON, TX) — Hines, the international real estate firm, announced today that its U.S. Core Office Fund has acquired two downtown San Francisco office buildings, 55 Second Street and 101 Second Street, from Cousins Properties Incorporated and Myers Development Company. Hines will assume management and leasing responsibilities for both buildings, which are located less than a block apart.

     The fund, a partnership formed by Hines and Sumitomo Life Realty (N.Y.), Inc., a wholly owned subsidiary of Sumitomo Life, the third largest insurance company in Japan, was formed to acquire a portfolio of Class-A, geographically diverse core office buildings in the U.S. Earlier this year, the fund acquired an interest in 600 Lexington in New York; and One and Two Shell Plazas in Houston. In 2003, the fund acquired interests in 499 Park Avenue and 425 Lexington in New York, and 1200 19th Street NW in Washington, D.C.

     55 Second Street is a 25-story, 379,330-square-foot office building located in the Mission Street Corridor of San Francisco’s South Financial District. Designed by Heller Manus, the building was completed in 2002. The property is approximately 82% leased to tenants including: KPMG, LLP; Paul, Hastings, Janofsky & Walker LLP; UPS Supply Chain Solutions; and Preston Gates & Ellis LLP.

     101 Second Street is a 25-story, 387,866-square-foot office building also located in the Mission Street Corridor of San Francisco’s South Financial District. Designed by Skidmore, Owings & Merrill, the building was completed in 2000. The property is approximately 81% leased to tenants including: Thelen Reid & Priest, LLP; Ziff Davis Media Inc.; and Nexant, Inc.

     “With this transaction we believe we add two more top notch assets to the fund’s outstanding portfolio of buildings,” said Hines President Jeffrey C. Hines. “We will prudently continue to look for core acquisition opportunities.”

     The San Francisco Bay Area Institutional Group of CB Richard Ellis represented the seller in this transaction.

     “The addition of 55 Second and 101 Second to the firm’s core fund further demonstrates Hines’ long-term and permanent commitment to San Francisco and the firm’s belief in the city’s role as a major opportunity market in the global economy,” said Jim Buie, Hines’ executive vice president in charge of the firm’s West Region.

     Sumitomo Life Insurance Company is one of Japan’s largest life insurance companies, holding the world’s top position for life insurance coverage in force. Sumitomo Life develops insurance and pension products that meet the rapidly evolving needs of a diverse individual and corporate clientele. With its ownership role in the Nippon Building Fund Management, Ltd, Sumitomo Life participated in launching the first REIT to be listed on the Tokyo Stock Exchange.

     Hines is a privately owned real estate firm involved in developing, acquiring, leasing and managing real estate. In the San Francisco Bay area, the firm owns and/or manages more than seven million square feet of leaseable square feet. The Hines portfolio of projects completed, underway, acquired and/or managed for third parties includes more than 700 properties representing over 244 million square feet of office, mixed-use, industrial, hotel, medical, sports facilities and residential properties, as well as large, master-planned communities and land developments. With offices in 69 U.S. cities and 12 foreign countries, and controlled assets with a value estimated at approximately $14 billion, Hines is one of the largest real estate organizations in the world.